Press Release

AMSC REPORTS SECOND QUARTER
FISCAL YEAR 2010 FINANCIAL RESULTS

- - - -	Revenues Increased 36 Percent Year Over Year Total Backlog Increased to a Record $956 Million Net Income Increased 130 Percent Year Over Year Fiscal 2010 Revenue and Earnings Forecasts Increased

DEVENS, Mass. – November 2, 2010 – American Superconductor Corporation (NASDAQ: AMSC), a global power technologies company, today reported financial results for the second quarter of its fiscal year 2010 ended September 30, 2010.

Revenues for the second quarter of fiscal 2010 increased 36 percent to $101.5 million from $74.7 million for the second quarter of fiscal 2009. Gross margin for the second quarter of fiscal 2010 was 40.7 percent, which compares with 38.9 percent for the second quarter of fiscal 2009.

AMSC generated net income of $10.0 million, or $0.22 per diluted share, for the second quarter of fiscal 2010. This compares with net income of $4.3 million, or $0.10 per diluted share, for the second quarter of fiscal 2009. Non-GAAP net income was $14.6 million, or $0.32 per diluted share, for the second quarter of fiscal 2010. This compares with non-GAAP net income of $8.7 million, or $0.19 per diluted share, for the second quarter of 2009. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

Cash, cash equivalents, marketable securities and restricted cash at September 30, 2010 were $131.2 million. This compares with $120.7 million as of June 30, 2010 and $155.1 million as of March 31, 2010.

The company reported backlog as of September 30, 2010 of approximately $956 million compared with approximately $952 million as of June 30, 2010.

“In the second quarter – our fifteenth consecutive quarter of sequential revenue growth – we generated new quarterly records for both gross margin and earnings,” said Greg Yurek, AMSC’s founder and chief executive officer. “In recent weeks, we have achieved a number of additional successes that we believe will enable us to extend our strong track record of profitable growth well beyond fiscal 2010. We strengthened our position in the renewable energy and power grid sectors by making a strategic investment in advanced wind turbine blade manufacturer Blade Dynamics Ltd., and we introduced our new SolarTie™ Grid Interconnection Solution. Most importantly, the second fiscal quarter marked the ‘Coming of Age’ for high temperature superconductors as we booked a three million meter order for our Amperium™ wire – the largest order for high temperature superconductor wire in history.”

Financial Forecast
“We are increasing our fiscal 2010 financial forecast for both revenues and earnings,” said David Henry, AMSC’s senior vice president and chief financial officer. “Our revenue forecast for the full fiscal year has increased from a range of $420 million to $430 million to a range of $430 million to $440 million, representing growth in excess of 36 percent compared with fiscal 2009. Our net income forecast for the full fiscal year has increased from a range of $39.5 million to $42.0 million, or $0.85 to $0.90 per diluted share, to a range of $44.0 million to $46.5 million, or $0.95 to $1.00 per diluted share. Our non-GAAP net income guidance also is being increased from a range of $56.0 million to $58.5 million, or $1.20 to $1.25 per diluted share, to a range of $60.5 million to $63.0 million, or $1.30 to $1.35 per diluted share.”

Conference Call Reminder
In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today. On this call, management will discuss the dynamics in AMSC’s core markets, recent orders and business initiatives, superconductor power cable opportunities as well as the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 785-830-7990 and using conference ID 5168484. A telephonic playback of the call will be available from 1:00 p.m. ET today through 1:00 p.m. ET on November 7. Please call 719-457-0820 and refer to conference ID 5168484 to access the playback.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in renewable energy providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Amperium, Powered by AMSC, D-VAR, dSVC, FaultBlocker, PowerModule, PQ-IVR, PQ-SVC, SuperGEAR, SeaTitan, SolarTie and Windtec and design are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter; a significant portion of our revenues are derived from a single customer and revenues from this customer may decline in future periods; adverse changes in domestic and global economic conditions could adversely affect our business; changes in exchange rates could adversely affect our financial results; we may not realize all of the sales expected from our backlog of orders and contracts; we rely upon third party suppliers for the components and subassemblies of many of our products, making us vulnerable to supply shortages and price fluctuations; we have not manufactured our Amperium wire in commercial quantities, and a failure to manufacture our Amperium wire in commercial quantities at acceptable cost and quality levels would substantially limit our future revenue and profit potential; and our patents may not provide meaningful protection for our technology, which could result in us losing some or all of our market position. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Power Systems	$98,540	$71,791	$193,468	$142,487
Superconductors	2,989	2,881	5,271	5,185

Total revenues	101,529	74,672	198,739	147,672

Cost of revenues	60,226	45,637	118,450	96,054

Gross profit	41,303	29,035	80,289	51,618

Operating expenses:
Research and development	7,857	5,416	15,192	9,944
Selling, general and administrative	17,127	12,712	32,310	23,597
Amortization of acquisition related intangibles	374	460	762	905
Restructuring and impairments	—	117	—	451
Total operating expenses	25,358	18,705	48,264	34,897

Operating income	15,945	10,330	32,025	16,721

Interest income	191	190	367	433
Other income (expense), net	2,448	(871)	2,618	(2,847)

Income before income tax expense	18,584	9,649	35,010	14,307

Income tax expense	8,596	5,309	15,853	8,175

Net income	$9,988	$4,340	$19,157	$6,132

Net income per common share
Basic	$0.22	$0.10	$0.42	$0.14

Diluted	$0.22	$0.10	$0.42	$0.14

Weighted average number of common shares outstanding
Basic	45,482	44,247	45,363	44,020

Diluted	46,217	45,233	46,099	44,922

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$52,615	$87,594
Marketable securities	69,218	54,469
Accounts receivable, net	96,042	62,203
Inventory	45,241	35,858
Prepaid expenses and other current assets	21,357	15,381
Restricted cash	5,484	5,713
Deferred tax assets	3,117	1,776

Total current assets	293,074	262,994

Property, plant and equipment, net	78,160	64,315
Goodwill	47,508	36,696
Intangibles, net	7,966	7,770
Marketable securities	3,900	7,342
Deferred tax assets	4,121	3,043
Other assets	30,506	18,024

Total assets	$465,235	$400,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$94,184	$84,319
Deferred revenue	25,113	19,970
Deferred tax liabilities	1,580	471

Total current liabilities	120,877	104,760

Deferred revenue	16,433	13,302
Deferred tax liabilities	1,929	777
Other	418	380
Total liabilities	139,657	119,219

Stockholders’ equity:
Common stock	456	448
Additional paid-in capital	718,411	698,417
Accumulated other comprehensive loss	(1,557)	(7,011)
Accumulated deficit	(391,732)	(410,889)
Total stockholders’ equity	325,578	280,965

Total liabilities and stockholders’ equity	$465,235	$400,184

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$19,157	$6,132
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	5,428	4,704
Stock-based compensation expense	7,825	6,918
Stock-based compensation expense—non-employee	181	30
Allowance for doubtful accounts	959	52
Deferred income taxes	(71)	(1,111)
Other non-cash items	1,107	382
Changes in operating asset and liability accounts:
Accounts receivable	(36,953)	3,010
Inventory	(8,934)	6,235
Prepaid expenses and other current assets	(6,408)	712
Accounts payable and accrued expenses	8,011	(4,810)
Deferred revenue	7,820	(567)

Net cash (used in) provided by operating activities	(1,878)	21,687

Cash flows from investing activities:
Purchase of property, plant and equipment	(17,950)	(2,741)
Purchase of marketable securities	(25,283)	(40,533)
Proceeds from the maturity of marketable securities	15,482	33,374
Change in restricted cash	253	(546)
Purchase of intangible assets	(1,615)	(843)
Purchase of minority investment	(8,000)	—
Change in other assets	(182)	(617)

Net cash used in investing activities	(37,295)	(11,906)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	1,574	4,068

Net cash provided by financing activities	1,574	4,068

Effect of exchange rate changes on cash and cash equivalents	2,620	2,229

Net (decrease) increase in cash and cash equivalents	(34,979)	16,078

Cash and cash equivalents at beginning of period	87,594	70,674

Cash and cash equivalents at end of period	$52,615	$86,752

Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$9,988	$4,340	$19,157	$6,132
Amortization of acquisition-related intangibles	374	460	762	905
Restructuring and impairments	0	117	0	451
Stock-based compensation	4,326	3,852	7,825	6,918
Tax effects	(84)	(93)	(167)	(181)

Non-GAAP net income	$14,604	$8,676	$27,577	$14,225

Non-GAAP earnings per share	$0.32	$0.19	$0.60	$0.32

Weighted average diluted shares outstanding	46,217	45,233	46,099	44,922

Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2010
(In millions, except per share data)

	Low	High
Net Income	$44.0	$46.5
Amortization of acquisition-related intangibles	1.6	1.6
Stock-based compensation	15.3	15.3
Tax effects	(0.4)	(0.4)

Non-GAAP net income	$60.5	$63.0

Non-GAAP net income per share	$1.30	$1.35

Diluted shares outstanding	46.7	46.7

Note: Non-GAAP net income (loss) is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

AMSC Contact:
Jason Fredette
Managing Director, Corporate Communications
Phone: 978-842-3177
Email: jfredette@amsc.com